EXHIBIT 10.1

SECOND AMENDMENT
TO THE
ZIONS BANCORPORATION PAYSHELTER 401(k) AND
EMPLOYEE STOCK OWNERSHIP PLAN
(As amended and restated effective January 1, 2002)

This Second Amendment to the restated and amended Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan (the “Plan”) is made and entered into this 19 day of August, 2016, by the Zions Bancorporation Benefits Committee (“Committee”) on behalf of Zions Bancorporation, hereinafter referred to as the “Employer.”

W I T N E S S E T H:

WHEREAS, the Employer has previously entered into the Plan, which Plan has been restated and amended in its entirety effective for the plan year commencing on January 1, 2002, and for all plan years thereafter; and

WHEREAS, the Employer has reserved the right to amend the Plan in whole or in part, and

WHEREAS, the Committee has been authorized and empowered by the Board of Directors of the Employer to adopt amendments or changes to the Plan which are designed to clarify a provision or provisions of the Plan or which are intended to maintain or bring the Plan into compliance with applicable Federal or state law, or which will not create or result in a significant increase in the cost to Zions Bancorporation or any subsidiary thereof of maintaining or operating the Plan or have a material, substantive effect on the rights or obligations of Zions Bancorporation or any subsidiary thereof with respect to the Plan; and

WHEREAS, the Committee, for and on behalf of the Employer and consistent with the power and authority granted to it, now desires to amend the Plan in order to maintain the Plan’s qualified status under the Internal Revenue Code by retroactively amending the Plan to permit withdrawal on an in-service basis of all Voluntary Contributions made to the Plan (together with earnings thereon) without regard to when they may have been made to the Plan; and

WHEREAS, the proposed amendment has been reviewed and approved by the Committee;

NOW THEREFORE, in consideration of the foregoing premises, the Committee, for and on behalf of the Employer, adopts the following amendments to the Plan (amended language is marked in bold italics):

1.    Effective for all Plan Years commencing on and after October 1, 1992, Sections 8.4 and 8.5 shall be amended to read as follows:

8.4    In Service Withdrawals of Voluntary Contributions: Notwithstanding any other provisions of this Article VIII a Participant may withdraw in the manner and at the times provided in this Section 8.4 all or any part of his Accrued Benefit attributable to Voluntary Contributions that were made to the Plan before October 1, 1992, together with earnings accrued thereon after December 31, 1986. To effect a withdrawal under this Section 8.4 the Participant shall notify the Plan Administrator in writing of his request at least 15 days before any Entry Date. The Plan Administrator shall notify the Trustee to make distribution as soon as Administratively Feasible after those dates. A Participant may not exercise his withdrawal right under this Section 8.4 more than once during any Plan Year. The determination of the amount available for withdrawal shall be made in accordance with the requirements of Section 8.5.

If the Participant's Accrued Benefit is not more than $5,000, without regard to whether the amount in the Participant's Account has ever exceeded that amount at the time of any prior distribution, the withdrawal shall be permitted without regard to any Participant consent requirement or the requirements of Section 9.6. For purposes of the foregoing sentence the amount of the Accrued Benefit in the Participant's Account shall be determined without regard to that portion of the Account that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of Code §§402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16).

For those Participants with contributions designated in the Amegy 401(k) Savings Plan (that was merged into the Plan on July 24, 2006) as Employer Match and Non-Elective contributions allocated and funded through the Southwest Bank of Texas 401(k) Saving Plan prior to June 1, 2003, such contributions will be subject to the 24-month and 60-month in-service withdrawal rights.

For those Participants with contributions designated in the Amegy 401(k) Savings Plan (which was merged into the Plan on July 24, 2006) as Employer Match and Non-Elective contributions allocated and funded through the Lone Star Bank Profit Sharing and Salary Deferral Plan and Trust prior to April 1, 2004, such contributions will be subject to the 24-month and 60-month in-service withdrawal rights.

8.5    Determination of Available Withdrawal Amount: The amount that a Participant may withdraw under Section 8.4 shall be the total of the Participant's Voluntary Contributions to the Plan as of December 31, 1986, including earnings thereon, plus the Participant's Voluntary Contributions to the Plan after that date but prior to October 1, 1992, together with earnings thereon. No Voluntary Contributions after September 30, 1992 or earnings thereon shall be available for in-service withdrawal or included in any calculation of amount available for withdrawal. Upon any withdrawal pursuant to Section 8.4 the Plan shall first charge the amount (to the extent possible) to the balance of Voluntary Contributions determined as of December 31, 1986, which shall be considered a return of Voluntary Contributions under the “grandfather rule” of Notice 87-13, Q&A-13. All Voluntary Contributions to the Plan after December 31, 1986 and prior to October 1, 1992 together with earnings thereon, shall be considered by the Plan to be a “separate contract” within the meaning of Code §72(d). Allocations between investment in the contract and earnings with respect to any withdrawal including amounts attributable to the “separate contract” shall be made in accordance with Code §72(e)(8) and Notice 87-13. The Plan Administrator shall maintain such records of a Participant's Voluntary Contributions as may be necessary to ensure compliance with this Section 8.5.

3.    This Second Amendment shall be effective for the Plan Year commencing October 1, 1992, and for all Plan Years commencing after that date. In all other respects the Plan is ratified and approved.

IN WITNESS WHEREOF, Zions Bancorporation Benefits Committee has caused this Second Amendment to the Plan to be duly executed as of the date and year first above written.

ZIONS BANCORPORATION
BENEFITS COMMITTEE

By: /s/ Diana M. Andersen
Name: Diana M. Andersen
Title: EVP & Director of Corp Benefits